Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 4, 2014 with respect to the combined financial statements of Ashford Advisor (except Note 1, as to which date is July 1, 2014) in Amendment No. 3 to the Registration Statement (Form S-4) and related Prospectus of Ashford Inc. dated September 11, 2014.

We also consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 15, 2014 with respect to the balance sheet of Ashford Inc., in Amendment No. 3 to the Registration Statement (Form S-4) and related Prospectus of Ashford Inc. dated September 11, 2014.

/s/ Ernst & Young LLP

Dallas, Texas
September 11, 2014